FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this "Amendment") is made and entered into and effective as of the 8 day of October, 2017, by and between SPYR, Inc., SPYR APPS, LLC (collectively "SPYR") and Lars Koschin, Bjoern Koschin, Spectacle Games Publishing, Inc., MMOJoe UG and MMOJoe Inc. (the "MMOJoe Parties").

RECITALS

A. On August 31, 2017, SPYR and the MMOJoe Parties entered into an Asset Purchase Agreement (the "Agreement") whereby the Parties set forth agreed upon terms for SPYR to purchase all Assets related to the game Pocket Starships.

B. The Agreement provided that as consideration for the purchase of the Assets, the Seller would receive shares of SPYR's restricted common stock subject to, among other things, a gating provision.

C. The Parties desire to modify the gating requirements set forth in the Agreement.

AGREEMENT

1. Section 2.4 of the Agreement is replaced with the following:

Restrictions on Stock. All stock issued or purchased pursuant to this Agreement will bear a Rule 144 restrictive legend and be subject to a gating provision that allows for the sale of no more than 5,000 shares per day for every 200,000 shares traded. If, upon inspection, the gating provision is violated, then SPYR shall receive the proceeds from the period that the violation occurred.

2. Miscellaneous Provisions

a. **Defined Terms**. Any capitalized terms not defined in this Amendment shall have the same meaning as used in the Agreement.

b. **Interpretation**. The parties acknowledge and agree that this Amendment shall not be construed or interpreted against any single party on the grounds of sole or primary authorship. The parties acknowledge that they have had the opportunity to consult with and receive legal, accounting, and other advice by attorneys, accountants, and other professionals of their choosing prior to entering into this Amendment.

c. **Counterparts**. This Amendment may be executed in counterparts and/or by facsimile or email, each of which shall be an original, but all of which shall together constitute one document.

d. **Conflict**. In the event of a conflict between the Agreement and the provisions of this Amendment, this Amendment shall control.

e. **Affirmation of Agreement.** Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

SPYR APPS, LLC

By: ______________________
James R. Thompson, Manager

Date: October 9, 2017

SPECTACLE GAMES PUBLISHING, INC.

By: ______________________
Lars Koschin, CEO & President

Date: October 8, 2017

SPYR, INC.

By: ______________________
James R. Thompson, CEO & President

Date: October 9, 2017

MMOJoe UG

By: ______________________
Lars Koschin, GM

Date: October 8, 2017

MMOJoe USA

By: ______________________
Lars Koschin, Sole Member

Date: October 8, 2017

BJOERN KOSCHIN

By: ______________________
Bjoern Koschin, Individually

Date: October 8, 2017

LARS KOSCHIN

By: ______________________
Lars Koschin, Individually

Date: October 8, 2017